UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2011

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 100 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition of William B. Chiasson to Chairman

On February 27, 2011, the board of directors (the “Board”) of LeapFrog Enterprises, Inc. (“we” or the “Company”) appointed William B. Chiasson as Chairman of the Board effective March 7, 2011. In connection with his appointment, Mr. Chiasson resigned from his position as Chief Executive Officer of the Company, effective as of March 6, 2011 (the “Separation Date”).

In connection with Mr. Chiasson’s transition to Chairman, the Company and Mr. Chiasson entered into an Employment Resignation and Transition Agreement (the “Transition Agreement”) dated February 27, 2011, pursuant to which, among other things, the Company agreed to pay Mr. Chiasson, less applicable withholdings and deductions, (i) all accrued salary and all accrued and unused vacation benefits earned through the Separation Date and (ii) $787,500, in 12 equal monthly installments. Mr. Chiasson’s currently outstanding equity awards will continue to vest until March 15, 2011 and will be exercisable for one year following the date his service as a member of the Board terminates (subject to their prior expiration dates and other provisions in the Company’s 2002 Equity Incentive Plan). Any unvested shares as of that date will be cancelled. In addition, Mr. Chiasson is still eligible to receive an incentive bonus for 2010, at the discretion of the Board, payable when 2010 bonuses for the Company’s executive officers are paid. Pursuant to the terms of the Transition Agreement, the parties agreed to release each other from any and all claims that they may have against each other. The foregoing summary of the terms of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Transition Agreement, a copy of which is filed as Exhibit 10.1, to this Current Report on Form 8-K and is incorporated herein by reference.

Following Mr. Chiasson’s transition from employee to non-employee director, he will receive compensation on the same terms as other non-employee directors, except that he will be entitled to additional compensation as Chairman of the Board, as described under “Discussion of Director Compensation” of our 2010 Proxy Statement filed April 21, 2010.

Appointment of John Barbour as Chief Executive Officer and Director

On February 27, 2011, the Board appointed John Barbour to serve as the Company’s Chief Executive Officer and as a member of the Board, both effective as of March 7, 2011.

Mr. Barbour, 51, served as President of the GameHouse division of RealNetworks, Inc. from October 2008 to August 2010, where he led the business to profitability. From October 2006 to October 2008, Mr. Barbour served as the Managing Partner of Volta Capital, LLC, a strategy and investment consulting firm, where he assisted clients with a wide variety of investment and strategic development engagements. From 1999 to June 2006, Mr. Barbour served in various capacities for Toys “R” Us, Inc., a leading retailer of children’s toys and products. He served as President, Toys “R” Us U.S. from August 2004 to June 2006, where he was responsible for $5.5 billion of retail sales through approximately 600 stores across the U.S. and built the private brands business to over $1 billion of annual sales. Prior to that, he served as President, Toys “R” Us International and Chairman, Toys “R” Us Japan from February 2002 to August 2004, achieving three years of record sales and earnings growth. From 1999 to 2002, Mr. Barbour served as President and Chief Executive Officer of toysrus.com, a subsidiary of Toys “R” Us, Inc., where he grew sales from $2 million in 1998 to $336 million in 2002. Mr. Barbour has also held senior level positions with Hasbro, Inc., Russ Berrie, Inc., and Universal Matchbox Group, Ltd. Mr. Barbour holds a B.Sc. in Chemistry, with Honors, from the University of Glasgow.

In connection with Mr. Barbour’s appointment, on February 27, 2011, the Company and Mr. Barbour entered into an Employment Agreement (the “Employment Agreement”). The Employment Agreement provides for an annual salary for Mr. Barbour in the amount of $575,000, less standard payroll deductions and tax withholdings. Mr. Barbour will also be eligible to receive incentive compensation of $575,000 per year, based on his achievement of certain performance objectives established for him by the Board or the Compensation Committee of the Board. The incentive compensation payment for 2011 is guaranteed and shall be prorated based on the portion of the calendar year in which he is employed by the Company. Mr. Barbour shall also have an opportunity to receive an additional bonus for exemplary performance pursuant to stretch-level objectives to be determined by the Board in its discretion. In addition, Mr. Barbour will receive travel and temporary housing assistance in the amount of $150,000, payable in quarterly installments, and certain relocation benefits.

In connection with Mr. Barbour’s appointment, the Board will grant options and Restricted Stock Units (“RSUs”) under the Company’s 2002 Equity Incentive Plan to Mr. Barbour. The grant to Mr. Barbour consists of (i) non-qualified stock options to purchase 850,000 shares of the Class A common stock, par value $0.001 per share, of the Company (“Common Stock”) with an exercise price equal to the fair market value of the Common Stock on the date of the grant and (ii) a restricted stock unit by which he would receive 150,000 shares of Common Stock. One-fourth (1/4) of the options and RSUs shall vest and be delivered upon completion of one (1) year of continuous employment service, and one forty-eighth (1/48) of the options and RSUs shall vest and be delivered upon completion of each month of continuous employment service thereafter. Mr. Barbour’s employment with the Company is at-will and can be terminated by either party with or without cause or for any reason, at any time, with or without advance notice, subject to the terms of the Employment Agreement.

Pursuant to the terms of the Employment Agreement, in the event that Mr. Barbour’s employment is terminated by the Company without cause or if Mr. Barbour resigns for good reason, Mr. Barbour is eligible to receive, among other things, (i) a severance payment (in equal monthly installments) equal to eighteen months base salary, (ii) a payment equal to 1.5 times his target bonus for the calendar year in which such termination occurs, (iii) a discretionary prorated portion of the bonus for the year of such termination, and (iv) and an additional one year of vesting on the options and restricted stock unit granted to Mr. Barbour, which, to the extent unexercised, will expire one year after such termination. If Mr. Barbour’s employment is terminated by death or permanent disability, Mr. Barbour is eligible to receive a prorated portion of the bonus for the year in which the termination occurs and an additional one year of vesting on the options and restricted stock unit granted to Mr. Barbour, which, to the extent unexercised, will expire one year after such termination. In the event of a “change in control,” any unvested options and restricted stock units granted to Mr. Barbour shall become fully vested as of the date the change in control. If Mr. Barbour is terminated or resigns for good reason within two years of a change in control, he will be eligible to receive, in a lump sum payment, (A) a severance payment equal to twenty-four months base salary, (B) a payment equal to two times his target bonus for the calendar year in which such termination occurs, (C) a proprated portion of the bonus for the year of such termination, and (D) and an additional one year of vesting on the options and restricted stock unit granted to Mr. Barbour, which, to the extent unexercised, will expire one year after such termination.

No family relationship exists between Mr. Barbour and any other director or executive officer of the Company. Other than as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings between Mr. Barbour and any other person pursuant to which Mr. Barbour was selected as director, and there have not been any past transactions, nor are there any currently proposed transactions, between the Company or any of its subsidiaries, on the one hand, and Mr. Barbour, on the other hand, that would require disclosure pursuant to Item 404(a) of Regulation S-K.

The foregoing summary of the terms of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On February 28, 2011, we issued a press release announcing we had appointed Mr. Chiasson as the Company’s chairman and named Mr. Barbour as Chief Executive Officer and a member of our Board. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed herewith:

Exhibit Number	Description
10.1	Employment Resignation and Transition Agreement, dated February 27, 2011, between LeapFrog Enterprises, Inc. and William B. Chiasson
10.2	Employment Agreement, dated as of February 27, 2011, between LeapFrog Enterprises, Inc. and John Barbour
99.1	Press release dated February 28, 2011 entitled “LeapFrog Announces Management Changes”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc.

	By:	/s/ Mark A. Etnyre
Date: February 28, 2011		Mark A. Etnyre
Chief Financial Officer